EXHIBIT 10.2

Fifth Amendment to Employment Agreement

This Fifth Amendment (“Fifth Amendment”), to the Employment Agreement (the “Agreement”) dated February 27, 2007 between Payment Data Systems, Inc. (“PDS”) and Louis A. Hoch (“Executive”) is entered into this 3rd day of August, 2016, and is made part of the Agreement which is hereby amended as follows:

1. Definitions. All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

2. Entire Agreement. Except as expressly modified by this Fifth Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations of PDS and Executive.

3. Successors and Assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

4. Section References. Section titles and references used in this Fifth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

5. Now, therefore, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged:

a.	Section 1 and Schedule 1 of the Agreement are hereby amended as follows:

(i)	Beginning August 5th, 2016, the Company will employ Executive in the capacity of Chief Executive Officer, President, Chief Operating Officer and Vice Chairman of the Board of Directors on the same terms and conditions as in the Agreement. Executive will become Chief Executive Officer of the Company only on the condition that Mr. Michael Long retires from his position as Chief Executive Officer of PDS and that the Board of Directors appoints Executive as Chief Executive Officer. For the avoidance of doubt, Executive shall continue to receive his agreed-upon compensation, benefits and expense reimbursements as set out in the Agreement.

The change in responsibilities as set forth in Section 5(a) will not trigger any termination as defined in the Agreement, nor any obligations in the Agreement to pay the Deferred Compensation, as defined in Section 4(c) of the Agreement, nor compensation for the non-compete obligation as defined in Section 8(b) of the Agreement during such time that (A) Michael Long remains employed as Chairman of the Board, (B) Executive remains employed as Chief Executive Officer and (C) the individuals who serve on the Board of Directors as of the Effective Date (the "Incumbent Board") continue to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, shall for purposes of this Agreement be considered a member of the Incumbent Board.

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b.	Section 4(c)(ii) and 4(c)(iii) of the Agreement are hereby amended solely with respect to Executive’s termination as a result of death as follows:

“(ii) Amount. In the event of Executive’s death, the estate of Executive shall be entitled to Deferred Compensation as follows. The Deferred Compensation shall be an amount equal to 2.95 times of both Base Salary (as defined in Section 4(a) of the Agreement) and Bonus Compensation (as defined in Section 4(b) of the Agreement (“Deferred Compensation”). For the avoidance of doubt, Base Deferred Compensation shall not include amounts paid or accrued to Executive for benefits or equity awards. Further Bonus Compensation shall be forfeited.

The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company’s termination of this Agreement and shall be the estate of the Executive’s sole and exclusive remedy for any such termination.

(iii) Outstanding Equity Awards. All stock options issued to Executive and all restricted stock granted to Executive shall continue on their vesting schedule. Upon vesting of such stock options or restricted stock, Company agrees to execute all documents and provide all legal opinions to the estate of the Executive as requested by the authorized representative in order for the estate of the Executive to sell, register, collateralize, or transfer such stock.

c.	Section 4(c) of the Agreement is hereby amended solely with respect to Executive’s termination as a result of disability as follows:

“(i) When Due. Executive (or his estate as the case may be) shall be entitled to the Deferred Compensation as calculated in section 5(b) above, the initial installment of which is to be paid within 30 days after the event giving rise to the payout (except as provided below) in the event that Executive’s employment is terminated for any of the following reasons herein:

(A) death of Executive;

(B) termination by the Company without cause pursuant to Section 3(c);

(C) termination by Executive upon default by the Company pursuant to Section 3(d);

(D) termination by Executive after a Change of Control pursuant to Section 3(e);

(E) termination by the Executive pursuant to Section 3(f);

(F) termination by the Company pursuant to Section 3(h); or

(G) termination by the Company pursuant to Section 7(a), as long as the Company and/or an insurance continues to pay Executive’s Base Salary for a period of up to 36 months.

d.	Section 8(b) of the Agreement shall not apply with respect to any termination of the Agreement in the case of death or disability of the Executive and the Company shall not be obligated to pay any compensation for complying with the covenants of confidentiality or non-competition to Executive or his estate in the event of death or disability.

6. This Fifth Amendment amends the Agreement as set forth herein. All previously existing obligations under the Agreement are hereby reaffirmed in all respects.

[Signature page follows.]

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In witness thereof, the parties hereto have caused this Fifth Amendment to the Agreement to be executed on the day and year first above written.

Payment Data Systems, Inc.	Executive

By: /s/ Peter Kirby	By: /s/ Louis A. Hoch
Name: Peter Kirby	Name: Louis A. Hoch
Title: Chairman of the
Compensation Committee

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